EXHIBIT 10.55

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDMENT AND AGREEMENT

This Amendment and Agreement is made and entered into as of October 9, 1998 by and between INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation (“INHALE”), and PFIZER INC., a Delaware corporation (“PFIZER”).

RECITALS

WHEREAS, INHALE and PFIZER are parties to a Collaborative Development and License Agreement made as of January 18, 1995 and effective as of February 28, 1995, as amended as of September 27, 1996 (“the Agreement “); and

WHEREAS, INHALE and PFIZER desire to amend the Agreement and enter into certain other agreements, as set forth below.

Now, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, INHALE and PFIZER agree as follows:

1. Definitions.

As used herein, capitalized terms shall have the meanings ascribed to them in the Agreement, except as expressly specified otherwise.

2. Amendments.

2.1 Section 1.14 of the Agreement is amended in its entirety to provide as follows:

1.14 “Major European Country” means each of [ * ]. On a one-time basis, PFIZER may, on notice to INHALE, replace one, but only one, of the foregoing countries with a different country which may be [ * ], provided that such replacement country [ * ]. Subject to the foregoing, the replacement county may be a Major Other Country.

2.2 Section 3.2(e)(viii) is amended deleting the last two sentences thereof.

2.3 Section 6.6 of the Agreement is amended in its entirety to provide as follows:

6.6 Regulatory and Marketing Diligence.

(a) [ * ]. Subject to Section 6.6(h), the license granted to PFIZER under Section 6.1 shall remain in effect in [ * ] provided PFIZER satisfies the following conditions:

(i) PFIZER directly or through third parties undertakes activities reasonably calculated to [ * ]; and

(ii) [ * ], PFIZER directly or through a licensee [ * ].

(b) Plans for Launch [ * ]. As used in this Section 6.6 the term “Region” shall mean each of [ * ] (the “ROW”).

(i) [ * ], PFIZER shall notify INHALE of its plans regarding the [ * ] as provided for in Sections 6.6(c), (d), and (e), below.

(ii) If at such time PFIZER notifies INHALE that it does not intend to [ * ] in accordance with the applicable time frame(s) provided in Sections 6 6(c), (d), and (e), then the provisions of Section 6.6(g) shall apply to [ * ].

(iii) If at such time PFIZER notifies INHALE that it intends to [ * ], then PFIZER shall provide INHALE in writing with (A) a description of applicable commercial, medical, regulatory, manufacturing or other causes or factors [ * ] such as, for example and without limitation, [ * ] and, (B) a plan to address such causes and factors that Pfizer believes will reasonably enable it to [ * ] and within the time frames established by Sections 6.6(c), (d), or (e). Such plan shall contain PFIZER’s commercial forecast for sales of Products in the projected year of [ * ] in the countries covered by Sections 6.6(c), (d), and (e). Subject to the other terms of this Section 6.6, PFIZER shall retain its license under Section 6.1 as to those Regions for which it [ * ]. The provisions of Section 6.6(g) shall apply to any particular Region for which PFIZER fails to provide such [ * ] at such time. PFIZER from time to time may amend such plan as may be warranted [ * ] from time to time. PFIZER shall make diligent efforts to implement such plan, as so amended. As INHALE shall request, PFIZER shall advise INHALE from time to time as to the progress of implementation of such plan, as so amended. If, at any time after delivery of such [ * ], PFIZER shall [ * ], it shall so advise INHALE and the provisions of Section 6.6(g) shall thereupon apply to such Region.

(c) [ * ]. Subject to Section 6.6(h), the license granted to PFIZER under Section 6.1 shall remain in effect in [ * ] provided PFIZER satisfies the following condition:

(i) For [ * ], PFIZER directly or through third parties, [ * ].

(d) [ * ]. Within [ * ], PFIZER will either elect to initiate a development program for the Products in [ * ]. If PFIZER elects to initiate the development program in [ * ], subject to Section 6.6(h), the license granted to Pfizer under Section 6.1 shall remain thereafter in effect in [ * ] provided PFIZER satisfies the following condition:

(i) PFIZER directly or through third parties, [ * ].

(e) Other Countries. Subject to Section 6.6(h) the license granted to PFIZER under Section 6.1 shall remain in effect in [ * ], provided PFIZER satisfies the following condition:

(i) For [ * ], PFIZER, directly or through third parties, [ * ]. If PFIZER elects to make one of the [ * ], as permitted by Section 1.14, as amended, then the foregoing shall apply to [ * ].

(f) Notwithstanding any provision of this Section 6.6, [ * ]. For the purposes of applying Section 6.6(a), (c), (d) and (e), PFIZER shall be deemed to have met the [ * ] requirement in any country in which [ * ].

(g) If PFIZER shall fail to satisfy any conditions(s) specified in Sections 6.6(a), (c), (d) or (e), and shall fail to remedy such failure within [ * ] after receipt of written notice from lNHALE of such failure, INHALE may [ * ] hereunder with respect to all countries in the particular Region(s) involved, on a further [ * ] written notice, provided that PFIZER shall retain its license in those countries of any such particular Region in which it shall have [ * ]. Neither lNHALE nor any third party will [ * ] in connection with [ * ], absent agreement with PFIZER, [ * ] for such use.

(h) The [ * ] deadlines provided for in Section 6.6(a), (c), (d), and (e) shall be extended for the Region(s) affected according to the following

(i) The [ * ] deadline shall be the later of the applicable deadline under Section 6.6 (a), (c), (d) or (e) and: (A) in the case of [ * ]; (B) in the case of [ * ]; and (C) in the case of [ * ]; provided, PFIZER shall have [ * ].

(ii) If there is [ * ] as a result of (A) a delay in the [ * ], including, without limitation, [ * ], (B) [ * ], or (C) any circumstances beyond the reasonable control Pfizer, then the [ * ] deadline shall be [ * ], provided that PFIZER shall [ * ]. For example, and without limitation, it is acknowledged that [ * ] may be caused, without limitation, by [ * ].

(iii) If there is [ * ] shall have decided to [ * ], then the [ * ] deadlines for the Regions affected shall be extended for [ * ] on the condition that (A) PFIZER, after [ * ], shall have [ * ] to provide at least [ * ] under Section 6.6(b)(iii), provided that such conditions shall not apply to the extent that such [ * ], and (B) PFIZER shall furnish INHALE with a [ * ] that provides for [ * ] according to the terms of Section 6.6 (c), (d) and/or (e) within such extended deadline(s). Pfizer may from time to time amend such plan as may be warranted, in its commercial judgment, by [ * ] as may pertain from time to time. PFIZER shall [ * ] as so amended. As INHALE shall request, PFIZER shall advise INHALE from time to time as to the progress of implementation of such plan. If, at any time after delivery of such plan, PFIZER shall decide [ * ] to maintain its license in such Region, it shall so advise INHALE and the provisions of Section 6.6(g) shall apply to such Region.

(iv) As to [ * ], if PFIZER concludes that continuing to [ * ] in any of the countries referred to in this Section 6.6 cannot be justified due to [ * ], PFIZER may replace such country with another country in any Region [ * ].

(i) The Parties shall form a Commercialization Consultation Committee (“CCC”) to which PFIZER’s Global Development Team (“GDT”) or such other teams as PFIZER may establish to manage Commercialization of Products will: (A) report on a periodic basis (but no less than quarterly) their strategy, plans and activities including, but not limited to, [ * ] relevant to INHALE’s understanding of PFIZER’s commercial plans, and (B) receive input from INHALE on such strategy, plans and activities. The CCC shall operate under the following terms:

(A) Organization. The CCC shall consist of three members from each Party. Each Party shall appoint to the CCC a member of the JDC, a person with marketing expertise and one other member. Each Party will elect one of its three members to serve as a co-chairperson.

(B) Function. The function of the CCC shall be to receive information on commercialization of Products by PFIZER as provided above, to receive comment from INHALE on PFIZER’s commercialization plans and to otherwise serve as a forum for communication between the Parties for commercial issues outside the scope of the JDC. Each co-chairperson of the CCC will be responsible for keeping the Party he or she represents informed of the status of the Project. The CCC is not intended to replace any internal management procedures of either Party but rather to be a vehicle to promote the optimal commercialization of Products.

(C) Decision Making. The CCC will [ * ].

(D) Rules & Logistics. The rules governing and logistics of the CCC shall include, but are not limited to, the following, which can be modified by the CCC from time to time:

(1) The timing, agenda, and minutes of each CCC meeting will be the responsibility of the co-chairperson hosting the meeting.

(2) The location of the CCC meeting will alternate between INHALE’s facility in San Carlos and one of PFIZER’s facilities.

(3) The CCC will meet no fewer than four times annually.

(4) With the consent of both Parties non-members of the CCC may participate in CCC meetings. Each Party shall give the other reasonable prior notice of its intention to have a non-member attend any CCC meeting.

(5) Minutes of each CCC meeting will be summarized within three (3) weeks after the meeting and will not be official until the non-drafting co-chairperson has agreed to them.

(6) Each Party will bear its own travel and lodging expenses associated with the CCC and its meetings.

(7) Subject to Section 6.6(i)(A), CCC members reporting to a Party may be changed from time to time at the sole discretion of the Party with notice to the other Party.

(8) INHALE agrees that information provided to the CCC by PFIZER will constitute Confidential Information of PFIZER subject to the confidentiality and non-use provisions of Section 15 of this Agreement and that as provided in such Section 15 such Confidential Information shall be used only for the purposes contemplated hereby and, without limitation, shall not be disclosed to, or used in connection with projects for, any third party with whom INHALE has an agreement for product development or a similar project.

2.4 Section 6.8 of the Agreement is amended by adding at the end thereof the following sentence:

If PFIZER wishes to grant a third party a sublicense, as permitted by the terms hereof, under any INHALE Patent Rights and/or INHALE Know-how, and PFIZER does not have the right to grant sublicenses under such INHALE Patent Rights or INHALE Know-how (the absence of such right being a result of the circumstance, for example without limitation, that INHALE procured rights to such INHALE Patent Rights and/or INHALE Know-how under contractual arrangements that permitted the grant of a sublicense by INHALE but did not permit the holder of such sublicense to grant further sublicenses), then INHALE agrees in any such circumstance to grant a license under such INHALE Patent Rights and/or INHALE Know-how directly to any such third party, such license being of appropriate scope under the circumstances.

2.5 The Agreement is amended by adding thereto a new Section 6.10 providing as follows:

6.10 No Other Use of INHALE Patents or INHALE Know-how; No Implied Licenses. PFIZER hereby covenants to lNHALE that PFIZER will not practice the INHALE Know-how or the INHALE Patent Rights outside the scope of the license granted to PFIZER pursuant to Section 6.1. Except as expressly provided in Sections 6.1 and 6.2, this Agreement shall not be construed to grant to either Party any licenses under any Patents or know-how owned or Controlled by the other Party.

2.6. The Agreement is amended by adding after Section 15.6 a new Section 15.7 providing as follows:

15.7 INHALE agrees that, notwithstanding any provision of the Agreement or any other agreement between PFIZER and INHALE relating to inhaled insulin now in effect or that may be entered into in the future during the Term of this Agreement, PFIZER shall be permitted to furnish to the third party with whom PFIZER on the date of this Amendment and Agreement is contemplating entering into agreements concerning the production of Bulk Insulin (“Third Party”) any information, whether in written, oral or other form, provided to PFIZER by INHALE having any relation to the transactions contemplated by this Agreement, or any related agreement between PFIZER and INHALE including, without limitation, any information that constitutes INHALE Know-how (as such term is defined in the Agreement, or defined in the Manufacturing and Supply Agreement (Processed Insulin) or Manufacturing and Supply

Agreement (Devices) dated on or around October 9, 1998) or that constitutes other confidential or proprietary information furnished to PFIZER by INHALE in connection with such transactions. lNHALE agrees that [ * ]. The foregoing provisions of this Section 15.7 shall be subject to the agreement by the Third Party to enter into a written agreement with INHALE with respect to confidentiality concerning such information and rights to intellectual property developments that contains provisions no less protective to INHALE than such provisions to which PFIZER is subject under this Agreement.

2.7 The Agreement is amended by adding after Section 16.2 a new Section 16.2A providing as follows:

16.2A. Procedure for Review of Press Releases and Other Publications.

This section 16.2A shall apply to press releases and other public disclosures that are permitted by the last sentence of Section 16.2, it being understood that it shall not apply to disclosures that are described in the first two sentences of Section 16.2 or to disclosures that require joint approval of the Parties under the third sentence of Section 16.2. Each Party shall submit to the other Party a draft of all press releases and other public disclosures (“Proposed Disclosures”) for review and comment by the other Party at least [ * ] prior to the date upon which such Party plans to release such Public Disclosure. If INHALE is the Party providing such Proposed Disclosure for review, it shall provide a copy of such Public Disclosure to each of the following individuals (or such others as PFIZER may notify INHALE) at PFIZER:

                        [ * ]

If PFIZER is the Party providing such Proposed Disclosure to INHALE for review, it shall provide a copy of such Proposed Disclosure to each of the following individuals (or such other individuals as INHALE may notify PFIZER) at INHALE:

                        [ * ]

Press releases and public disclosures that have been redrafted in response to comments by the reviewing Party shall be recirculated pursuant to procedures provided for herein for review and comment by the reviewing Party at least [ * ] prior to planned disclosure, provided that any such [ * ] review period shall not extend the [ * ] period provided for above. It is understood that disclosures of clinical or other scientific information that is proposed for disclosure may be communicated orally rather than by written draft and that such oral disclosures shall be deemed to be Proposed Disclosures hereunder. Any Proposed Disclosure shall be deemed to have been reviewed by a Party if either (i) the proposing Party actually receives comments, either oral or written, from any one of the above individuals, or (ii) [ * ], as applicable, elapse since a given Proposed Disclosure has been provided for comment to the other Party and the proposing Party makes reasonable efforts to obtain the comments of one of the listed individuals. Each Party shall give due regard and consideration to any comments made by the other Party with respect to a given Proposed Disclosure prior to providing such Proposed Disclosure to any third party. Notwithstanding the foregoing, either Party may make any disclosure required by law (as advised by its respective legal counsel) without prior notice to the other Party. In such event, the disclosing Party will use diligent efforts to provide a copy of such Proposed Disclosure as far in advance of such Public Disclosure as is reasonable under the circumstances.

2.8 Section 18 of the Agreement is amended in its entirety to provide as follows:

18.1 Exclusivity. During the Term of this Agreement, INHALE and PFIZER shall work on the research, development and commercialization of [ * ] of Regular Insulin for pulmonary delivery and compatible Devices and of [ * ] of [ * ] exclusively pursuant to this Agreement. Without limitation, the foregoing shall apply to both [ * ] of both Regular Insulin and [ * ] for pulmonary delivery and compatible Devices.

18.2 Option for [ * ]. Either Party shall have the option to propose [ * ] of [ * ]. If either Party makes such a proposal, the Parties shall negotiate the terms and conditions of such [ * ]. [ * ].

3. Other Agreements.

3.1 PFIZER and lNHALE acknowledge that under the Agreement, the royalties payable by PFIZER to INHALE will depend in part on [ * ]. As of the date of this Amendment and Agreement, PFIZER is in negotiations with a third party (the “Third Party”) to establish a jointly-owned manufacturing entity (the “Manufacturing Entity”) that would carry out the manufacture of Bulk Insulin which would be provided to PFIZER. Since the Agreement did not explicitly anticipate the formation of the Manufacturing Entity, PFIZER and INHALE hereby agree on the manner in which the [ * ] under the Agreement:

(a) For the purpose of calculating [ * ], the cost of [ * ] (“Cost of [ * ]”) shall be [ * ]. The Cost of [ * ] shall exclude [ * ]. The Cost of [ * ] shall be calculated in a manner consistent with [ * ].

(b) If the Manufacturing Entity [ * ] from the Cost of [ * ]. Cost of [ * ] shall [ * ]. To the extent PFIZER or the Third Party provides [ * ], the cost of [ * ] at the [ * ] of providing such [ * ], or, in the case of the [ * ] provided by the Third Party, such will be included [ * ] or on other commercial terms as approximate the [ * ] of providing such services, materials or equipment.

(c) In negotiations with the Third Party, PFIZER shall make reasonable efforts to obligate the Third Party and/or Manufacturing Entity such that INHALE will have the same right to audit (subject to the same conditions), through an independent certified public accountant, the books and records of the Manufacturing Entity, for the purpose of determining the accuracy of the calculation of royalties due to it under the Agreement, as INHALE has to audit the books and records of PFIZER under the Agreement for such purpose. In the event that PFIZER is unsuccessful in securing for lNHALE such audit rights, PFIZER shall, at the request of lNHALE and consistent with the Agreement (and the terms of relevant agreements with the Third Party and/or the Manufacturing Entity), audit the books and records of the Manufacturing Entity for purposes of determining the accuracy of the calculation of royalties due to INHALE under the Agreement and, to the extent permitted under, and subject to the terms provided in, any such agreement, and, consistent with the Agreement, shall report the results of such audit to INHALE. Notwithstanding the above, if PFIZER becomes aware of an inaccuracy in the calculation of the [ * ], the Parties and INHALE shall remedy the financial consequences as soon as possible.

(d) References in this Section 3.1 to PFIZER and the Third Party include the Affiliates of each of them, except that references herein to the Third Party do not include the Manufacturing Entity. Capitalized terms used but not defined in this Section 3.1 have the same meaning ascribed to them in the Agreement.

(e) The Agreement remains in fall force and effect, and except for the matters expressly addressed herein, this Section 3.1 shall not amend the terms or conditions of the Agreement.

3.2 PFIZER and INHALE each represents and warrants to the other that the execution, delivery and performance of (a) the Manufacturing and Supply Agreement (Processed Insulin), (b) the Manufacturing and Supply agreement (Devices), (c) the Inhale Capital Plan, and (d) the Equipment Agreement, each between the PFIZER and INHALE and each dated on or around the date of this Amendment and Agreement, and (e) this Amendment and Agreement, have all been duly and validly authorized and approved by its appropriate respective corporate action.

4. Miscellaneous

4.1 This Amendment and Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York and the United States of America, without regard to choice of law rules.

4.2 As amended by this Amendment and Agreement, the Agreement remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment and Agreement is hereby executed as of the date first above written.

PFIZER INC		INHALE THERAPEUTIC SYSTEMS, INC.

By:	/s/ J. Niblack	By:	/s/ Stephen Hurst
Name:	John F. Niblack	Name:	Stephen Hurst
Title:	Executive Vice President	Title:	General Counsel

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.